Exhibit 10.3

CABOT CORPORATION

2009 LONG-TERM INCENTIVE PLAN

Stock Option Award Certificate

Employee Name

This Certificate evidences the grant to you by Cabot Corporation (the “Company” or “Cabot”), subject to the terms provided herein and in the 2009 Long-Term Incentive Plan (as amended from time to time, the “2009 Plan”), of stock options to purchase the number of shares of common stock of Cabot set forth in the table below (such stock options referred to as your “Award”).  The principal terms of your Award are described below. Except as otherwise expressly provided, all capitalized terms used that are not defined herein shall have the same meaning as in the 2009 Plan.

Non-Qualified Stock Option	[Option Award]
Grant Date	[Date]
Exercise Price (Per Share)	[Exercise price]
Expiration Date	[Expiration date]

General Terms of your Stock Option.  Your stock option gives you the right to purchase shares of common stock of Cabot at the per share exercise price set forth in the table above, subject to the vesting provisions set forth below.  This stock option is not intended to constitute an incentive stock option under Section 422 of the Internal Revenue Code, as amended.

Vesting and Duration of your Stock Option.   Your Award will vest, and become exercisable, in accordance with the following schedule:  30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and 40% on the third anniversary of the date of grant.  After your stock option vests, unless it is earlier terminated or forfeited, it is generally exercisable, in whole or in part, at any time prior to its expiration date.  Your stock option has a ten-year term.  The conditions under which your award may be forfeited are explained below.  The exercise of your stock option may involve the sale of Cabot stock, and accordingly, there may be limitations on when you can exercise your stock option under Cabot’s Policy on Transactions in Securities, a copy of which is being provided to you with the Prospectus for the 2009 Plan.

Circumstances that will lead to the termination of your stock option before the scheduled expiration date.   If your employment with Cabot ends and you continue to hold unexercised stock options, the following rules will apply:

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Any unvested options outstanding immediately prior to the cessation of your employment will be forfeited (unless your employment terminates because of your death or Disability, or because within two years following a Change in Control Cabot or any successor employer terminates your employment other than for Cause or you terminate your employment for Good Reason as more fully described below).

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Any vested stock options outstanding immediately prior to the cessation of your employment, to the extent exercisable, will remain exercisable for three months after the date on which your employment ended or until the stated expiration date, if earlier.

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If your employment ceases because of your death or Disability, any outstanding unvested stock options will become exercisable in full upon such termination and all outstanding stock options will remain exercisable for three years following the date on which your employment ended or until the stated expiration date, if earlier.

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If your Award remains outstanding following a Change in Control (either because of assumption, substitution or otherwise as provided for in Section 7(a)(y)(i) of the 2009 Plan), and within two years following such Change in Control Cabot or any successor employer terminates your employment other than for Cause, or you terminate your employment for Good Reason, any outstanding unvested stock options will become exercisable in full upon such termination and remain exercisable for three months following the date on which your employment ended or until the stated expiration date, if earlier.

Exercising your Stock Option.   You may exercise your Award by delivering to the Company’s designated broker for stock option exercises (or to the Company in the event the Company does not have a designated broker for stock option exercises) a signed notice of exercise, in the form provided, with payment of the exercise price and any withholding taxes due upon exercise.  The date the Company’s designated broker (or the Company in the event the Company does not have a designated broker for stock option exercises) receives your signed notice of exercise will be the exercise date.  You may also choose to exercise your stock options in a cashless exercise through the Company’s designated broker (or your own broker if the Company does not have a designated broker for stock option exercises).  A cashless exercise involves a sale of Cabot stock in the market, with the proceeds applied to the stock option exercise price and any withholding taxes due.  In a cashless exercise transaction, the exercise will be deemed to have occurred when the shares are sold by the broker.

Payment of the Exercise Price.  You may pay for the shares you are purchasing upon the exercise of your stock option in the following ways:

•	your personal check, bank check or draft, a money order payable to the order of Cabot or by wire transfer of funds;
•	a check, payable to the order of the Company from the Company’s designated broker, or in the event the Company does not have a designated broker for stock option exercises, your own broker;

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by delivery to the Company of shares of Cabot common stock held by you for at least six months having a market value (at the close of business on the last business day preceding the date on which your completed and signed notice of exercise is sent or hand delivered to Cabot) equal in amount to the exercise price of the option being exercised, provided that (a) this method of payment is then permitted by applicable law and (b) the shares used to pay the exercise price are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirement (a stock swap); or

•	by any combination of the above permitted forms of payment.

For purposes of this award agreement, “Cause” means (i) your willful and continued failure to perform substantially your reasonably assigned duties with the Company or any successor entity or any of their respective Affiliates (other than any such failure resulting from your physical or mental incapacity or any such actual, alleged or anticipated failure after you issue a notice of termination for Good Reason) after a written demand for substantial performance is delivered to you by the Company which demand specifically identifies the manner in which the Company believes you have not substantially performed your duties; or (ii) your willfully engaging  in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this definition (i) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your actions or omission was in the best interest of the Company and (ii) your good faith errors in judgment shall not constitute Cause or be considered in any determination of whether Cause exists.

For purposes of this award agreement, “Good Reason” means the occurrence after a Change in Control, without your prior written consent, of any of the following events or conditions:

(a) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities which are materially inconsistent with your status, title, position or responsibilities; or your removal from or the failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your employment for Disability, Cause, as a result of your death or by you other than for Good Reason;

(b) a reduction in the rate of your annual base salary or target annual cash bonus, or a material reduction in your total compensation;

(c) the relocation of the offices at which you are principally employed to a location more than twenty-five (25) miles from the location of such office immediately prior to the Change in Control, or the Company’s requiring you to be based at a location more than twenty-five (25) miles from such office, except to the extent you were not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

(d) the failure by the Company to pay to you any portion of your then current base salary or annual cash bonus or any other compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company in which you participated, in each case, within fourteen (14) days of the date such compensation is due and payable in accordance with the terms of the applicable agreement or plan or applicable law; or

(e) any material reduction in the retirement or welfare benefits or other material benefit or compensation plan made available to you or any materially adverse change in the terms on which those benefits are made available.

In order for a termination for Good Reason to be effective, you must (a) provide notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the one-hundred and eightieth (180th) day following the occurrence of that condition; (b) provide the Company a period of thirty (30) days to remedy the condition; and (c) terminate your employment for Good Reason within sixty (60) days following the expiration of the Company’s period to remedy if the Company fails to remedy the condition.

A cashless exercise involves the sale of Cabot stock in the market, and, therefore, must be completed in accordance with Cabot’s Policy on Transactions in Securities.   Please review the restrictions on trading contained in the Policy before making arrangements for a cashless exercise.  Please note that the trading restrictions in Cabot’s Policy on Transactions in Securities do not apply to transactions with the Company, such as the exercise of a stock option with your own funds or the surrender of shares in payment of the exercise price or in satisfaction of any tax withholding obligations, provided you do not sell the shares acquired while in possession of material nonpublic information or, if applicable to you, during a corporate blackout period.

Tax consequences of your Stock Option.   You are responsible for understanding the general tax consequences of your Award.  If you are an employee in the U.S., withholding taxes will be deducted from the proceeds of your option exercise transaction unless other payment arrangements have been made.  If you are a non-U.S. employee, the details of your options exercise transaction will be reported to your local Human Resources/Payroll office and funds may either be withheld from payroll or paid by you to satisfy any withholding obligation you may have.

Effect on Employment Rights; Rights as a Stockholder.  This Award does not confer upon you any right to continue as an employee of the Company or any of its subsidiaries or affiliates and shall not affect in any way the right of the Company or any subsidiary or affiliate of the Company to terminate your employment at any time.  Further, you have no rights as a stockholder with respect to the shares subject to this option until the proper exercise of the option and the issuance of the shares with respect to which the option has been exercised.

Provisions of the 2009 Plan.  The terms specified in this Certificate are governed by the terms of the 2009 Plan, a copy of which has been provided to you.  Information about the 2009 Plan is also included in the Prospectus for the 2009 Plan, a copy of which has also been provided to you.  The Compensation Committee of Cabot’s Board of Directors has the exclusive authority to interpret the 2009 Plan and this Award.   Any interpretation of the Award by the Committee and any decision made by it with respect to the Award are final and binding on all persons.  To the extent there is a conflict between the terms of this Certificate and the 2009 Plan or any employment agreement between you and Cabot or any of its subsidiaries, the 2009 Plan shall govern.

Recoupment Policy.  This Award and the shares issued to you upon any exercise of the Award are subject to the terms of the Company’s Recoupment Policy as in effect at the time of this Award.

Governing Law.  This Certificate shall be governed and construed by and determined in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

You hereby accept your Award subject to the terms set forth herein and in the 2009 Plan.  You acknowledge and consent to the collection, use, processing and transfer of personal data as described herein.  The Company or any affiliate of Cabot, in particular the Cabot entity employing you, hold certain personal information, including your name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).  The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located within  countries that do not offer the same level of protection of personal data as in the country where you reside.  You authorize them to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan.  You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

You and Cabot hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement, and delivery shall be legally valid and have the same legal force and effect as if you and Cabot executed this Certificate in paper form.   In addition, you understand that this Award is discretionary, and that eligibility for an award under the 2009 Plan is established at the time awards are made.  Therefore, your receiving this Award does not mean that you are guaranteed an award in the future.